Exhibit 10.2
EXECUTION VERSION

SUCCESSION AGREEMENT
This SUCCESSION AGREEMENT (this “Agreement”) is made and entered into as of the 3rd day of January, 2016 (the “Effective Date”), by and between The Brink’s Company, a Virginia corporation (the “Company”), and Thomas C. Schievelbein (the “Executive” and, together with the Company, the “Parties” and each, a “Party”).
WHEREAS, the Executive serves as Chairman of the Board of Directors of the Company (the “Board”) and President and Chief Executive Officer of the Company; and
WHEREAS, the Parties now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s separation from service with the Company and its Affiliates, and other matters related thereto.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties agree as follows:
1.Definitions. As used in this Agreement, the following terms, when capitalized, shall have the meanings given below:
(a)“Affiliate” means an entity controlled by, controlling or under common control with the Company.
(b)“Annual Base Salary” means the Executive’s annualized base salary on the Termination Date without regard to commissions, overtime or bonus (unless specifically stated otherwise).
(c)“Annual Incentive” means the Executive’s annual incentive under the Annual Incentive Plan for the year in which the Termination Date occurs.
(d)“Annual Incentive Plan” means the annual incentive plan of the Company or its Subsidiaries in which the Executive participates as of the Termination Date.
(e)“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury regulations promulgated or other Treasury guidance thereunder.
(f)“Deferred Compensation Plan” means the Key Employees’ Deferred Compensation Program of The Brink’s Company.
(g)“Equity Plans” means The Brink’s Company 2013 Equity Incentive Plan, The Brink’s Company 2005 Equity Incentive Plan and The Brink’s Company Non-Employee Directors’ Equity Plan.

(h)“Severance Pay Plan” means the Severance Pay Plan of The Brink’s Company.
(i)“Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.
2.    Termination.
(a)    Termination Date. The Executive hereby acknowledges and agrees that his employment with the Company and its Affiliates shall terminate on the earlier of (i) the date a successor Chief Executive Officer commences employment with the Company and (ii) the date of the Company’s 2016 regularly scheduled annual meeting of shareholders (the “Termination Date”). For the avoidance of doubt, the Executive shall continue to participate in the compensation and benefit plans of the Company and its Affiliates in which he currently participates or to which he is a party, and shall continue to receive base salary at the rate in effect immediately prior to the Effective Date, through the Termination Date; provided that if any terms of this Agreement conflict with the terms of any other compensation or benefit plan, the terms of this Agreement shall exclusively govern unless prohibited by law; and provided, further, that nothing herein shall result in the payment of duplicate amounts or benefits. Notwithstanding the foregoing, in no event shall the Executive be entitled to any grants of additional compensatory awards denominated in shares of common stock of the Company following the Effective Date.
(b)    Resignation of Board and Officer Positions. Effective as of the Termination Date, the Executive hereby resigns from his positions as President and Chief Executive Officer of the Company, as Chairman and a member of the Board and as a member of any committees of the Board on which he may serve, and as a member of the board of directors of, or as a manager or any other position with, any of the Company’s Affiliates. While the Parties agree that such resignations are intended to be self-effectuating, the Executive further agrees to execute any documentation the Company determines necessary or appropriate to facilitate such resignation.
(c)    Acknowledgments. The Parties acknowledge and agree that for purposes of the Severance Pay Plan, the Executive’s termination of employment hereunder is a “Qualifying Termination” (as defined therein).
3.    Separation Payments and Benefits. In consideration for the Executive’s service to the Company and its Affiliates and the Executive’s agreement to comply with the terms of this Agreement, specifically including the Release (as defined in Section 5 of this Agreement) and the restrictive covenants set forth therein, the Executive shall be entitled to the payments and benefits set forth below:

(a)    Accrued Obligations. In consideration of the Executive’s entitlements under Section 4.1(a) of the Severance Pay Plan, the Executive shall be entitled to a cash payment, which shall be paid in a lump sum on the first payroll date following the Termination Date, equal to the sum of (i) the Executive’s Annual Base Salary through the Termination Date to the extent not theretofore paid, (ii) any bonus or incentive compensation for which payment has been approved in accordance with the terms of the applicable arrangement but which has not been paid as of the Termination Date, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid (the amounts contemplated by clauses (i), (ii) and (iii), the “Accrued Obligations”). The Accrued Obligations shall be due without regard to whether the Executive has executed and not revoked the Release.
(b)    Severance Payment. In consideration of the Executive’s entitlements under Section 4.1(b) of the Severance Pay Plan, the Executive shall be entitled to a cash severance payment, which shall be paid in a lump sum within 60 days following the Termination Date, equal to the product of (x) 1.5 multiplied by (y) the sum of the Executive’s Annual Base Salary and target Annual Incentive opportunity for the year in which the Termination Date occurs (or, if no such target Annual Incentive opportunity has been set as of the Termination Date, the target Annual Incentive opportunity for the immediately preceding year).
(c)    Annual Bonus.
(i)    Full 2015 Bonus. In consideration for the Executive’s service to the Company and its Subsidiaries during 2015, regardless of when the Termination Date occurs, the Executive shall be entitled to an Annual Incentive in respect of 2015 without pro-ration, which shall be determined in accordance with the Annual Incentive Plan in a manner consistent with that applicable to other participants in the Annual Incentive Plan generally (provided that any individual performance modifier thereunder (if applicable) shall be deemed satisfied at 100%), and shall be paid at the time that 2015 awards are paid to other participants in the Annual Incentive Plan generally, but in no event after March 15 of the year following the year in which the Termination Date occurs (subject to any deferral elections that the Executive may have made with respect to such compensation).
(ii)    Prorated 2016 Bonus. If the Termination Date occurs in 2016, in consideration of the Executive’s entitlements under Section 4.1(c) of the Severance Pay Plan (but without regard to any contrary provision thereof), the Executive shall be entitled to an amount equal to the product of (A) the Executive’s Annual Incentive for 2016 determined in accordance with the Annual Incentive Plan in a manner consistent with that applicable to other participants in the Annual Incentive Plan generally (provided that any individual performance modifier thereunder (if applicable) shall be deemed satisfied at 100%), multiplied by (B) a fraction, (1) the numerator of which is the number of completed months elapsed in the performance year of the Annual Incentive Plan as of the Termination Date, and (2) the denominator of which is 12, which shall be paid at the same time that incentives are paid to other participants in the Annual Incentive Plan generally in respect of the applicable performance year, but in no event after March 15 of the year following the year in which the Termination Date occurs.
(d)    Health Care Benefits. In consideration of the Executive’s entitlements under Section 4.1(d) of the Severance Pay Plan, if the Executive elects continued medical and dental benefit coverage pursuant to Section 4980B(f) of the Code, then until the earlier of (i) 18 months following the Termination Date, and (ii) such time as the Executive becomes eligible to receive medical and dental benefits under another employer-provided plan (such period, the “Health Care Continuation Period”), the Company or its Subsidiaries shall reimburse the Executive for premiums associated with such coverage in an amount equal to the premiums that the Company or its Subsidiaries would have paid in respect of such coverage had the Executive’s employment continued during such period; provided, however, such reimbursed premiums shall be reported by the Company or its Subsidiaries as taxable income to the Executive to the extent reasonably determined by the Company or its Subsidiaries to be necessary to avoid such reimbursed premiums from being considered to have been provided under a discriminatory self-insured medical reimbursement plan pursuant to Section 105(h) of the Code.
(e)    Outplacement Services. In consideration of the Executive’s entitlements under Section 4.1(f) of the Severance Pay Plan, the Company or its Subsidiaries shall, at its or their sole expense as incurred, provide the Executive with reasonable outplacement services during the Health Care Continuation Period, the provider and scope of which shall be selected by the Company or its Subsidiaries in its or their sole discretion.
(f)    Deferred Compensation. The Executive shall be entitled to vesting of any unvested amounts credited to him under the Deferred Compensation Plan, effective as of the Termination Date.
(g)    Reimbursement of Professional Fees. The Company shall reimburse the Executive for the legal and other advisor fees incurred by him, determined in accordance with such advisors’ standard hourly rates, in connection with the negotiation and execution of this Agreement, up to a maximum of $25,000.
(h)    Effect of Payments on Compensatory Arrangements. The Executive acknowledges that the payments and benefits to which he becomes entitled pursuant to this Section 3 and otherwise solely on account of the termination of his employment shall not be considered in determining his benefits under any plan, agreement, policy or arrangement of the Company and its Affiliates, including but not limited to the Company’s 401(k) plan and other deferred compensation arrangements. The payments and benefits provided under this Section 3 shall be in full satisfaction of the obligations of the Company and its Affiliates to the Executive under this Agreement or any other plan, agreement, policy or arrangement of the Company and its Affiliates upon his termination of employment, and in no event shall the Executive be entitled to severance pay or benefits beyond those specified in this Section 3 (including any compensation or benefits under the Severance Pay Plan).
4.    Equity-Based Awards. The Executive acknowledges that all compensatory awards denominated in shares of common stock of the Company held by the Executive as of the date hereof are set forth on Exhibit A. In accordance with the terms of the Equity Plans and the applicable award agreements, each such award held by the Executive on the Termination Date shall remain outstanding and continue to vest in accordance with its terms following the Termination Date. Any stock options held by the Executive on the Termination Date shall remain exercisable until the expiration of their original term.
5.    General Release. The Executive acknowledges that, as of the Effective Date, he is not legally entitled the payments and benefits set forth in this Agreement to which he will first become entitled following the Effective Date. In consideration of such payments and benefits, on or following the Termination Date, but not later than 21 days following the Termination Date, the Executive shall execute and deliver to the Company a Separation and Release Agreement substantially in the form attached as Exhibit B (the “Release”). Notwithstanding anything in this Agreement or in any other plan, policy, agreement or arrangement of the Company and its Affiliates to the contrary, whether or not the Executive is a party thereto, if the Executive (a) fails to execute and deliver the Release to the Company within such 21-day period, or (b) revokes the Release in accordance with the terms thereof, the Company and its Affiliates, in addition to any other remedies they may have, shall be entitled to (i) cease payment of the compensation and benefits contemplated by Section 3 of this Agreement to the extent not previously paid or provided, and (ii) the prompt return by the Executive of any portion of such compensation and the value of such benefits previously paid or provided, in each case to the extent to which the Executive would not have been legally entitled had he been terminated by the Company and its Affiliates with cause on the Termination Date, without waiving the Company’s and its Affiliates’ entitlements under the Release.
6.    No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.

7.    Tax Withholding. The Company and its Affiliates shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.
8.    Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the Party to whom such notice is being given as follows:

As to the Executive:	The Executive’s last address on the books and records of the Company

As to the Company:	The Brink’s Company 1801 Bayberry Court, Suite 400 P.O. Box 18100 Richmond, Virginia 23226 Attention: General Counsel
Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.
9.    Successors. This Agreement shall inure to the benefit of, be enforceable by and be binding upon the Executive’s legal representatives. This Agreement shall inure to the benefit of, be enforceable by and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.
10.    Section 409A.
(a)    General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on the Executive pursuant to Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that the Executive executes the Release) shall be paid in the later taxable year.
(b)    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)    Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Executive under this Agreement during the six-month period immediately following the Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of the Executive’s separation from service shall be accumulated and paid to the Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on the Executive under Section 409A of the Code. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of the Executive’s death.

11.    Change in Control. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control (as defined in the Change in Control Agreement dated November 13, 2015 between the Executive and the Company) occurs prior to the Termination Date, this Agreement shall be null and void ab initio.
12.    Miscellaneous.
(a)    Governing Law; Dispute Resolution. This Agreement, and the rights and obligations of the Parties, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without respect to its principles of conflicts of laws, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party. The Parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Richmond, Virginia with respect to any dispute arising out of or relating to this Agreement of the Release, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the Parties directly or indirectly arising out of, under or in connection with this Agreement or the Release or the transactions contemplated hereby or disputes relating hereto. Each of the Parties (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 12(a).
(b)    Severability. If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
(c)    No Assignment. Except as expressly contemplated by this Agreement, the compensation and benefits payable under this Agreement shall not be subject to anticipation alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien or change, and any attempt to cause such compensation and benefits to be so subjected shall not be recognized, except to the extent required by law.
(d)    Headings and Captions. The headings and captions of this Agreement are not part of the provisions hereof and shall have no force or effect.
(e)    Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
(f)    Interpretation. As used in this Agreement, the term “including” does not limit the preceding words or terms.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Board has caused this Agreement to be executed by its duly authorized representative, all as of the date first above written.

/s/Thomas C. Schievelbein Thomas C. Schievelbein

[Signature Page to Succession Agreement]

THE BRINK’S COMPANY /s/McAlister C. Marshall, II By: McAlister C. Marshall, II Title: Vice President

[Signature Page to Succession Agreement]

EXHIBIT A
OUTSTANDING EQUITY AWARDS

Plan Name	Grant Date	Grant Type	Exercise Price	Shares Subject to the Award
Non-Employee Directors’ Equity Plan	07/10/2009	RSU		2,519
	07/09/2010	RSU		3,633
	07/08/2011	RSU		2,256
2005 Equity Incentive Plan	06/15/2012	NQ	$22.39	206,625
2013 Equity Incentive Plan	05/03/2013	PU		56,776
	05/03/2013	PU		57,209
	02/20/2014	PU		48,591
	02/20/2014	PU		48,829
	02/20/2015	PU		49,391
	02/20/2015	PU		51,778

EXHIBIT B
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Agreement”) is entered into on [●], 201[●] by and between The Brink’s Company, a Virginia corporation (the “Company”), and Thomas C. Schievelbein (the “Executive” and, together with the Company, the “Parties” and each, a “Party”). Reference is made herein to the Succession Agreement (the “Succession Agreement”) between the Company and the Executive, dated as of Janaury [●], 2016. Terms that are capitalized but not defined herein shall have the meanings set forth in the Succession Agreement.
1.    The Executive and the Company mutually agree that the Executive’s employment with the Company was terminated effective as of [●] (the “Termination Date”). It is understood and agreed that after the Termination Date, the Company owes no duty or obligation to the Executive other than those set forth in this Agreement and, except as set forth in this Agreement, the Executive’s participation in any and all employee benefit plans of the Company will cease as of the Termination Date, to the extent permitted by law.
2.    The Executive shall receive the Accrued Obligations in accordance with Section 3(a) of the Succession Agreement and any unpaid expense account items due to the Executive under the Company’s regular expense account policies.
3.    In addition to whatever payments the Executive may receive from the Company as described in Section 2 above, in consideration of the Executive’s promises and commitments set forth in this Agreement, the Company shall provide the Executive with the compensation and benefits contemplated by Sections 3(b)-(g) of the Succession Agreement (the “Severance Package”) in accordance with the terms specified therein. In addition to the promises and commitments by the Executive set forth in this Agreement, the Severance Package is conditioned on the Executive executing, at the request of the Company, such documents as the Company deems necessary to effectuate his removal from officer and director positions, committee memberships and any other positions he holds with any Affiliate of the Company, if any, and assigning to the Company or its designee any shares of capital stock of any Affiliate of the Company (other than shares of common stock of The Brink’s Company) that may be registered in his name.
4.    The Executive shall immediately return all Company property to the Company, including but not limited to laptop computer, mobile phone (provided that the Executive shall be able to keep his phone number if he so requests), all other company-provided electronic equipment, company credit cards, identification cards and/or badges, office keys and/or key cards, etc.

5.    The Executive acknowledges that the Severance Package is not otherwise owed to the Executive and that the Company is providing this benefit in exchange for the mutual promises and covenants contained in this Agreement. In consideration of and as a condition to these payments and benefits, the Executive, on his behalf and on behalf of his heirs, legal representatives, agents, successors and assigns, hereby irrevocably and unconditionally agrees to release and forever discharge the Company, its parents, Subsidiaries, Affiliates, divisions, successors, assigns, health and retirement plans (and the fiduciaries and service providers to such plans) and its and their respective current and former officers, directors, shareholders, employees, agents, and representatives (collectively, the “Releasees”) of and from, any and all claims, actions, demands and liabilities of whatever nature, kind or character, asserted or unasserted, known or unknown, which the Executive has or may have against the Company or any of the Releasees through the Termination Date, including but not limited to claims arising out of, related to, or in any way connected with the Executive’s employment by, and officer and/or director positions with, the Company or any of the Releasees or from the Releasees’ termination, or arising from the conduct, acts or omissions of the Company or any Releasee or its or their agents or employees, or arising from any other transactions, agreements, including but not limited to the Change in Control Agreement dated November 13, 2015 between the Executive and the Company, occurrences, acts or omissions, or any loss, damage or injury, known or unknown, resulting from any act or omission by or on the part of the Company or any of the Releasees or its or their agents or employees. This includes, but is not limited to, any claims for liability, wages (including but not limited to any payments, wages, benefits, or compensation of any kind under all employment and labor laws or codes of the Commonwealth of Virginia), the loss of emoluments and equity, such as but not limited to incentive compensation, bonuses (including but not limited to any bonus under the Key Employees Incentive Plan) and/or any and all other emoluments, severance or other termination payments beyond the Severance Package specified herein, demands, losses, expenses, suits, fringe benefits, health insurance, costs, attorney’s fees, actions or causes of action based on any federal, state or local statute, law, ordinance or regulation of the United States or other jurisdictions in which the Releasees operate or the common law of the Commonwealth of Virginia or any other state or country (collectively, the “Statutes”). The Executive further states that he is unaware of any facts or circumstances that would give rise to liability against the Releasees under any Statutes, including without limitation any federal, state or local whistleblower statute. Finally, the Executive agrees and represents that he has not filed in any state, federal, or local court or with any state, federal or other governmental agency or entity or any administrative tribunal, or any arbitration forum, any claim or complaint of whatever kind or nature, whether in the Executive’s own capacity or as a member of a class or otherwise based upon any rights, privileges, entitlements or benefits arising out of or related to the Executive’s employment with the Company, and that any remedies for such claims or complaints the Executive might have standing to assert are released by this Agreement. The foregoing shall not affect the Executive’s right to the Severance Package or to obtain whatever benefits the Executive is entitled to receive from the Company’s equity-based, health, deferred compensation and retirement plans as of the Termination Date. The release language in this Section 5 shall not affect any right to indemnification the Executive may have under the Bylaws of The Brink’s Company or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements, provided the Executive is in compliance with the terms of this Agreement and provided further that the Executive shall have taken no action, either directly or indirectly, to assist, facilitate or otherwise encourage the making of the claim, investigation or liability giving rise to the right to indemnification.
6.    The Executive agrees he shall at all times, and from time to time, take all reasonable actions and provide information and support reasonably requested by the Company to assist the Company, its Affiliates, successors and assigns (including its counsel) in maintaining, contesting, defending against or settling any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand. The Executive further agrees that, other than pursuant to valid subpoena, process, or court order commanding attendance or testimony, the Executive shall not: (a) assist any other person or entity in any judicial, administrative, arbitral or other proceedings that in any way involve or relate to the Executive’s employment with the Company, or (b) voluntarily participate or assist in any such litigation or proceeding of any nature brought by or on behalf of any present or previous employee or agent of the Company, unless requested by the Company, or except as may be required by law. Should the Executive file any claim or complaint against the Company or any of the Releasees in any court or with any governmental agency or entity or any administrative tribunal, or any arbitration forum, the Executive acknowledges that the Executive has irrevocably waived any right to recovery against the Company or any of the Releasees in connection with such claims or activities. If the Executive is commanded to attend any proceedings or provide testimony within the meaning of this Section 6, the Executive agrees to provide notice of such attendance or testimony to counsel for the Company, in writing, ten (10) days prior to such attendance or testimony, or the amount of prior notice of such attendance or testimony that the Executive received, whichever is less.
7.    In exchange for the consideration described herein, the Executive also expressly and voluntarily covenants and agrees that for eighteen (18) months following the Termination Date, the Executive shall not, directly or indirectly, by agency, as an employee, consultant, officer or director, through a corporation, partnership, limited liability company, or by any other artifice or device:
(a)    Engage in activities or business, or establish any new businesses, anywhere in the world, that are substantially in competition with the business of the Company or any of its Affiliates, including (i) selling goods or services of the type sold by the Company or any of its Affiliates, over which the Executive had management oversight and/or responsibility in his position as Chairman, President and Chief Executive Officer of the Company, except that the Executive may sell any goods or services that were not sold or to be sold by the Company or any of its Affiliates on the Termination Date or at any time during the Executive’s employment with the Company or any of its Affiliates; (ii) soliciting any customer or client or prospective customer or client of the Company or any of its Affiliates to purchase any goods or services sold by the Company or any of its Affiliates from anyone other than the Company or any of its Affiliates, or servicing any such customer or client or prospective customer or client in any way in connection with or relating to the goods or services sold by the Company or any of its Affiliates; (iii) interfering with, or attempting to interfere with, business relationships between the Company or any of its Affiliates and the suppliers, partners, members or investors of the Company or any of its Affiliates; and (iv) assisting any person in any way to do, or attempt to do, anything prohibited by clause (i), (ii) or (iii) above;
(b)    Perform services for Dunbar, G4S, Garda, Loomis, Malca Amit, Prosegur or any other direct competitor of the Company or its Affiliates similar to the services the Executive performed for the Company or its Affiliates;
(c)    Perform any action, activity or course of conduct that is substantially detrimental to the Company or any of its Affiliates or to the business reputation of the Company or any of its Affiliates, including (i) soliciting, recruiting or hiring any employees of the Company or any of its Affiliates or persons who have worked for the Company or any of its Affiliates; (ii) soliciting or encouraging any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates or intentionally interfering with the relationship of the Company or any of its Affiliates with any such employee; and (iii) assisting any person in any way to do, or attempt to do, anything prohibited by clause (i) or (ii) above; or
(d)    The Executive specifically acknowledges that, during the course of his employment by the Company as the Chairman, President and Chief Executive Officer of the Company, he was exposed to, and played a crucial role in, the development and implementation of the strategic business operations, financial performance, marketing strategy, and plans for existing and future products and services of the Company and its Affiliates throughout the world. As such, the Executive agrees that the geographic scope of the restriction set forth in Sections 7(a) and (b) above is no more broad than reasonably necessary to protect the Company’s and its Affiliates’ legitimate business interests.
8.    The Executive acknowledges that, during the course of his employment by the Company, he had access to various confidential information of the Company and its Affiliates, including but not limited to strategic plans, security and operational procedures, practices and data, company specific reports and/or data, routing information, performance related data and reports, salary/compensation information, customer lists, pricing practices and lists, marketing plans, operational processes and techniques, financial information including financial information set forth in internal records, files and ledgers or incorporated in profit and loss statements, financial reports and business plans, inventions, discoveries, devices, algorithms, as well as computer hardware and software (including source code, object code, documentation, diagrams, flow charts, know how, methods and techniques associated with the development of a use of any of the foregoing computer software), all internal memoranda, any other records of the Company or its Affiliates (including electronic and data processing files and records) and any other information designated as a “trade secret” and/or constituting a trade secret under any governing law and any other proprietary information not generally available to the public that the Company or its Affiliates consider confidential information (collectively called “Confidential Information”). In connection with this Agreement, the Executive agrees that all Confidential Information is and shall remain the property of the Company or its Affiliates and that he will not divulge or disclose any such Confidential Information to any third party or use any such Confidential Information without the prior written consent of the Company.
9.    If the Executive becomes, or believes he has become, in any way legally compelled to disclose any Confidential Information, the Executive will provide the Company with prompt prior written notice of such requirement so the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 9. If such protective order or other remedy is not obtained, or the Company waives compliance with this Section 9, the Executive agrees to furnish only that portion of the Confidential Information that he is legally compelled to disclose and agrees to exercise best efforts to obtain reliable assurance that confidential treatment will be accorded any such information so furnished. The Executive further agrees to return immediately to the Company any and all Confidential Information received or obtained during the course of the Executive’s employment with the Company, including but not limited to all documents and records and computer databases and files, and all copies thereof.
10.    The Executive agrees that he will not make any untrue, misleading, or defamatory statements concerning the Company or Releasees or any of its or their officers or directors, and will not directly or indirectly make, repeat or publish any false, disparaging, negative, unflattering, accusatory, or derogatory remarks or references, whether oral or in writing, concerning the Company or Releasees or any of its or their officers or directors, or otherwise take any action which might reasonably be expected to cause damage or harm to the Company or Releasees or any of its or their officers or directors. Nothing in this Agreement prohibits the Executive from communicating with or fully cooperating in the investigations of any governmental agency on matters within their jurisdictions. However, this Agreement does prohibit the Executive from recovering any relief, including without limitation monetary relief, as a result of such activities. In agreeing not to make disparaging statements regarding the Company or Releasees or any of its or their officers or directors, the Executive acknowledges that he is making a knowing, voluntary and intelligent waiver of any and all rights he may have to make disparaging comments about the Company or Releasees or any of its or their officers or directors, including rights under the First Amendment to the United States Constitution and any other applicable federal and state constitutional rights. _____ [initialed]
11.    The Executive acknowledges that a violation by the Executive of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Executive agrees that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of a violation by the Executive of any of the covenants contained in this Agreement, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to (a) cease payment of the Severance Package to the extent not previously paid or provided, (b) the prompt return by the Executive of any portion of the Severance Package previously paid or provided, and (c) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.
12.    The Executive acknowledges that the Company and its Affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization. The Executive acknowledges that the Company has a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships. The Executive further acknowledges that the Company and its Affiliates are entitled to protect and preserve the going concern value of the Company to the extent permitted by law:
(a)    In light of the foregoing acknowledgments, the Executive agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates. The Executive further acknowledges that, although the Executive’s compliance with the covenants contained in this Agreement may prevent the Executive from earning a livelihood in a business similar to the business of the Company, the Executive’s experience and capabilities are such that the Executive has other opportunities to earn a livelihood and adequate means of support for the Executive and the Executive’s dependents.
(b)    Prior to execution of this Agreement, the Executive was advised by the Company of the Executive’s right to seek independent advice from an attorney of the Executive’s own selection regarding this Agreement. The Executive acknowledges that the Executive has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Executive further represents that, in entering into this Agreement, the Executive is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Executive is relying only upon the Executive’s own judgment and any advice provided by the Executive’s attorney.
(c)    In light of the acknowledgements contained in this Section 12, the Executive agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, him contained in this Agreement.
13.    The Executive acknowledges that he has been afforded all of the leave to which he is entitled under the Family and Medical Leave Act or any other applicable leave statute or regulation.
14.    The Executive specifically releases the Company from claims he might have standing to assert arising under the Age Discrimination in Employment Act (“ADEA”). By signing this Agreement, the Executive understands and agrees that his release of ADEA claims is completely voluntary. The Executive does not waive any rights or claims that may arise after the Release Effective Date. The Executive has the right to consult with an attorney at his own expense regarding the terms of this Agreement and, specifically, the Executive’s release of ADEA claims, and Company urges the Executive to do so. The Executive has up to twenty-one (21) days from the date of receipt of this Agreement to decide whether to accept the terms of this Agreement. The Executive also understands that he has seven (7) days from the date he executes this Agreement to revoke it, for any reason.
15.    The Executive acknowledges and agrees that he has received this Agreement for review prior to the Termination Date and that the benefits provided herein shall be payable to the Executive only if the Executive executes this Agreement and returns it to the Company, to the attention of General Counsel at The Brink’s Company, 1801 Bayberry Court, Suite 400, P.O. Box 18100, Richmond, Virginia 23226, by the close of business on or before twenty-one (21) days have passed following the Termination Date. The Executive further acknowledges that he has retained or had the opportunity to retain counsel concerning this Agreement and is hereby again advised to do so. The Parties agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner this consideration period. The Executive states and confirms that he has signed this Agreement voluntarily and of his own free will, and not as a result of any promise not contained in this Agreement or any threat, intimidation, coercion or undue influence on the part of the Company or its representatives or agents.
16.    Except as provided herein, this Agreement and the Succession Agreement supersede all understandings or agreements, whether oral or written, by and between the Company and the Executive, and sets forth the entire agreement between the Company and the Executive (excepting any prior non-competition and/or non-disclosure agreements between the Company and the Executive, which shall continue unabated pursuant to their own terms). The Executive acknowledges and agrees that no oral agreement or representations have been made by the Company that are not contained in this Agreement. The Parties agree that this Agreement may not be modified, except in writing, and signed by each of the undersigned. If a provision of this Agreement is declared invalid or is unenforceable in any other way, the other provisions shall remain in full force and effect. In such event, the Parties shall replace the invalid provision with a valid provision in accordance with the object and the purport of this Agreement, in such manner that the new provision shall reflect the intention of the Parties as much as possible.
17.    The Parties acknowledge and agree that this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia without regard to conflict of law principles.
18.    This Agreement takes effect on the eighth day after the date the Executive signs it, without revocation (the “Release Effective Date”). On that date, this Agreement becomes fully binding on the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the dates indicated below.

Date:
THE BRINK’S COMPANY

By:
Its:
Date:

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